Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

BLUCORA, INC.

Blucora, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

    The name of the corporation is Blucora, Inc. The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 9, 1996, under the name "InfoSpace, Inc."
    The following Restated Certificate of Incorporation was duly adopted by the corporation's Board of Directors, without a vote of the stockholders, in accordance with Section 245 of the General Corporation Law of the State of Delaware.
    The following Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended, restated or supplemented, and there is no discrepancy between those provisions and the provisions of the following Restated Certificate of Incorporation.

ARTICLE 1. NAME

The name of the corporation is Blucora, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3. PURPOSES

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4. SHARES AND TRANSFER RESTRICTIONS

4.1. Authorized Shares.

The total authorized stock of the Corporation shall consist of two classes: (i) 900,000,000 shares of Common Stock having a par value of $0.0001 per share ("Common Stock") and (ii) 15,000,000 shares of Preferred Stock having a par value of $0.0001 per share ("Preferred Stock"). Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by the General Corporation Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the Corporation. The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of the Preferred Stock.

4.2. [Eliminated.]

4.3. Transfer Restrictions.

Section 4.3.1. Certain Definitions.

As used in this Section 4.3:

"Acquire" or "Acquisition" and similar terms means the acquisition of record, legal, beneficial or any other ownership of Corporation Securities by any means, including, without limitation, (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner.

"Business Day" means any day, other than a Saturday, Sunday or day on which banks located in Bellevue, Washington, are authorized or required by law to close.

"Code" means the Internal Revenue Code of 1986, as amended.

"Corporation Securities" means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (d) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

"Effective Date" means the date of filing of the Certificate of Amendment to the Corporation's Restated Certificate of Incorporation first containing this provision.

"Entity" means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).

"Five Percent Shareholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation Securities pursuant to Treasury Regulation Section 1.382-2T(g)(1), but excluding any "direct public group" with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382-2T(j)(2)(ii). For the purposes of determining the existence and identity of, and the amount of Corporation Securities owned by, any Five Percent Shareholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedules 13D or 13G under the Securities Exchange Act of 1934, as amended (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Corporation Securities.

"Percentage Stock Ownership" and similar terms means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k).

"Person" means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such a Transfer is prohibited and/or void under this Article 4.

"Restriction Release Date" means such date, after the Effective Date, that the Board of Directors determines in good faith that it is in the best interests of the Corporation and its stockholders for the transfer restrictions set forth in this Article 4 to terminate.

"Restricted Holder" means a Person or group of Persons that (a) is a Five Percent Shareholder and Acquires or proposes to Acquire Corporation Securities, or (b) is proposing to Acquire Corporation Securities, and following such proposed Acquisition of Corporation Securities, would be a Five Percent Shareholder.

"Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

"Transfer" means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition of Corporation Securities in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

"Treasury Regulation" means a Treasury Regulation promulgated under the Code.

Section 4.3.2. Transfer Restrictions.

(a) From and after the Effective Date and prior to the Restriction Release Date, no Transfer shall be permitted, and any such purported Transfer shall be void ab initio, to the extent that after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five Percent Shareholder shall be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b) The restrictions contained in this Article 4 are for the purposes of reducing the risk that any "ownership change" of the Corporation Securities (as defined in the Code) may limit the Corporation's ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Corporation Securities shall, prior to the date of the proposed Acquisition, request in writing (a "Request ") that the Board of Directors of the Corporation (or a committee thereof that has been appointed by the Board of Directors) review the proposed Acquisition and authorize or not authorize the proposed Acquisition in accordance with this Section 4.3.2(b) of Article 4. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation's principal place of business, or telecopied to the Corporation's telecopier number at its principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Corporation Securities that the Restricted Holder proposes to Acquire, (iii) the date on which the proposed Acquisition is expected to take place (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (iv) the name of the proposed transferor of the Corporation Securities that the Restricted Holder proposes to Acquire (or, if the Acquisition is proposed to be made by a Five Percent Shareholder in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), and (v) a request that the Board of Directors (or a committee thereof that has been appointed by the Board of Directors) authorize, if appropriate, the Acquisition pursuant to this Section 4.3.2(b) of Article 4. The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines, in its sole discretion, that, after taking into account the preservation of the Tax Benefits, such Acquisition would be in the best interests of the Corporation and its stockholders. Any determination by the Board of Directors not to authorize a proposed Acquisition by a Restricted Holder shall cause such proposed Acquisition to be deemed a Prohibited Transfer. The Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such Acquisition by a Restricted Holder. In addition, the Board of Directors may, in its sole discretion, require such representations from the Restricted Holder or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Corporation Securities, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

Section 4.3.3. Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(b) If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 4.3.3(a) of this Article 4, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the "Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Corporation Securities in violation of this Article 4 by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Securities transferred to it in one or more arm's-length transactions (including over a national securities exchange or national securities quotation system on which the Corporation Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities, would adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 4.3.3(c) of this Article 4 if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation's Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 4.3.3.(c) of this Article 4. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article 4 inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section (3)(b) of this Article 4, then the Corporation may take such actions as it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(e) If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a "Controlled Person") to violate this Article 4, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

Section 4.3.4. Amendment of Transfer Restrictions. Notwithstanding the provisions of Article 9 of the Corporation's Restated Certificate of Incorporation, the Corporation may only amend or repeal any of the provisions set forth in this Section 4.3 by the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon.

Section 4.3.5. Legends; Compliance

    All certificates reflecting Corporation Securities on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE FOUR OF THE RESTATED CERTIFICATE OF INCORPORATION OF INFOSPACE, INC., AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

(b) The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article 4 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(c) Nothing contained in this Article 4 shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation's Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article 4, including, without limitation, determining (i) the identification of Five Percent Shareholders and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Shareholders and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) the interpretation of the provisions of this Article 4, and (vii) any other matters which the Board of Directors deems relevant. In the case of an ambiguity in the application of any of the provisions of this Article 4, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Article 4 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 4. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Article 4 to a committee of the Board of Directors as it deems advisable or necessary.

(d) Nothing contained in this Article 4 shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 4. This Article 4 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e) If any provision of this Article 4 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 4.

ARTICLE 5. ELECTION OF DIRECTORS

The Board shall be composed of not less than 5 nor more than 9 Directors, the specific number to be set by resolution of the Board, provided that the Board may be less than 5 until vacancies are filled. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

Prior to the 1999 annual election of Directors, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of stockholders. At the 1999 annual election of Directors, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible. At the first election of Directors to such classified Board of Directors, each Class I Director shall be elected to serve until the next ensuing annual meeting of stockholders, each Class II Director shall be elected to serve until the second ensuing annual meeting of stockholders and each Class III Director shall be elected to serve until the third ensuing annual meeting of stockholders. At each annual meeting of stockholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of stockholders. Notwithstanding any of the foregoing provisions of this Article 5, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office or until there is a decrease in the number of Directors. Directors need not be stockholders of the corporation or residents of the State of Delaware and need not meet any other qualifications.

ARTICLE 6. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the corporation; provided, however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE 7. PREEMPTIVE RIGHTS

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of the corporation.

ARTICLE 8. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the corporation.

ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

The corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, any of the provisions contained in this Certificate of Incorporation. The rights of the stockholders of the corporation are granted subject to this reservation.

ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 11. ACTION BY STOCKHOLDERS WITHOUT A MEETING

Only action properly brought before the stockholders by or at the direction of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by the holders of outstanding shares of capital stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE 12. SPECIAL VOTING REQUIREMENTS

In addition to any affirmative vote required by law, this Certificate of Incorporation or otherwise, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 12.

12.1 Definitions.

For the purposes of this Article 12:

(a) "Business Combination" means (i) a merger, share exchange or consolidation of this corporation or any of its Subsidiaries with any other corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by this corporation or any of its Subsidiaries of all or a substantial part of the corporation's assets otherwise than in the usual and regular course of business, or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

(b) "Subsidiary" means a domestic or foreign corporation that has a majority of its outstanding voting shares owned, directly or indirectly, by this corporation.

12.2 Vote Required for Business Combinations.

12.2.1 Except as provided in subsection 12.2.2 of this Article 12, the affirmative vote of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class, shall be required for the adoption or authorization of a Business Combination.

12.2.2 Notwithstanding subsection 12.2.1 of this Article 12, if a Business Combination shall have been approved by at least two-thirds of the Board of Directors, and is otherwise required by law to be approved by this corporation's stockholders, such Business Combination shall require the affirmative vote of not less than fifty-one percent (51%) of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution or resolutions of the Board of Directors providing for the issuance of a series of Common or Preferred Stock, not less than fifty-one percent (51%) of the outstanding shares of such series, voting as a class; provided, however, that if a Business Combination approved by at least two-thirds of the Board of Directors is not otherwise required by law to be approved by this corporation's stockholders, then no vote of the stockholders of this corporation shall be required.

ARTICLE 13. SPECIAL MEETINGS OF STOCKHOLDERS

The Chairman of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors may call special meetings of the stockholders for any purpose. A special meeting of the stockholders shall be held if the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting, describing the purpose or purposes for which it is to be held.

IN WITNESS WHEREOF, Blucora, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 10th day of August 2012.

BLUCORA, INC.

By: /s/ Linda Schoemaker

Linda Schoemaker

General Counsel and Secretary